Cornerstone Bancshares, Inc.

Declares Quarterly Preferred Dividend

CHATTANOOGA, Tenn.--(PR Newswire) — February 1, 2013--Cornerstone Bancshares, Inc. (“Cornerstone”; OTC Bulletin Board: CSBQ; CSBQP), parent company of Cornerstone Community Bank, today announced the next quarterly dividend payment of its Series A Convertible Preferred Stock. Declared on February 1, 2013, the cash dividend is payable on February 14, 2013, to all Preferred shareholders of record as of September 30, 2012.

This marks the eighth consecutive quarterly payment of the Preferred Stock dividend and comes immediately after Cornerstone’s report of $371,000 in net income for the fourth quarter of 2012, representing a 228.6 percent improvement quarter-over-quarter from the previous year.

Cornerstone completed its Preferred Stock Offering on December 31, 2012, after selling all 600,000 shares of the new security and reaching its target goal of raising $15 million in capital.

Founded in 1996, Cornerstone is a single-bank holding company, with $440 million in assets, serving the Chattanooga, Tennessee MSA, with five full-service branch locations throughout Chattanooga and one loan production office in Dalton, Georgia. Locally owned and locally operated, Cornerstone specializes in providing a comprehensive range of customized financial solutions for businesses and individuals.

Certain of the statements made in this release may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements, including statements regarding the intent, belief or current expectations of Cornerstone and its management regarding the company’s strategic directions, prospects and future results, involve certain risks and uncertainties. Certain factors may cause actual results to differ materially from those contained in the forward-looking statements, including economic and other conditions in the markets in which Cornerstone operates, governmental regulations, the company’s competitive environment, cyclical and seasonal fluctuations in its operating results, and other risks discussed in Cornerstone’s Form 10-K and other filings with the Securities and Exchange Commission.

Media Contact:

N. Frank Hughes, President & CEO

423-385-3009